PHOENIX®

Phoenix Life Insurance Company ("Phoenix" or the "Company")
One American Row
PO Box 5056
Hartford CT 06102-5056
(COLI Administration H-G)

Simplified Life Insurance Application

For Company Use Only
Case Number: ____________________
Master App. No.: ____________________

Section I - Proposed Insured

Print Name as it is to appear on policy (First, Middle, Last)	Sex ☐ Male ☐ Female	Birthdate (Month, Day, Year)
Birthplace (State or Country)	United States Citizen ☐ Yes ☐ No	Taxpayer Identification Number/SSN

Driver's License No. (Include State)	Marital Status ☐ Single ☐ Married ☐ Widowed ☐ Divorced ☐ Separated
Home Address (Include Street, Apt. Number, City, State, ZIP Code, and Country)	Home Telephone Number ( )

Give Prior Address if at address less than 2 years (Include Street, Apt. Number, City, State, ZIP Code, and Country)

Current Occupation and Duties	Business Entity	Length of Employment

Business Entity Address (Include Street, Apt. Number, City, State, ZIP Code, and Country)	Bus. Phone No. (Include Ext.) ( )

Email Address

Section II - Ownership *(Choose one)*

☐ A. Business Entity or Trust named in Master Application is owner

☐ B. Proposed Insured

☐ C. Other Owner	Relationship to Proposed Insured

Name	Taxpayer Identification Number/SSN

Address

Send premium and lapse notices to: (in addition to owner)

☐ Proposed Insured: ☐ Home Address ☐ Business Entity Address

☐ Secondary Address ____________________

Section III - Beneficiary Designation(s) *(Choose one)*

☐ A. Business Entity or Trust named in Master Application is beneficiary

☐ B. Other beneficiary (Complete details below) ☐ Check if subject to split dollar agreement

Primary Beneficiary	Relationship to Proposed Insured	Date of Birth	Taxpayer Identification Number/SSN
Contingent Beneficiary	Relationship to Proposed Insured	Date of Birth	Taxpayer Identification Number/SSN

Section IV - Coverage Applied For *(Choose one)*

☐ A. As specified in Master Application (skip to Section V)

☐ B. Specified as follows:

Plan of Insurance ☐ Phoenix Executive VUL ☐ Phoenix Executive UL ☐ Other **If "Other" is selected skip the remainder of this Section and complete Sections V - IX and Alternative Section X.**	Basic Policy Amount $ ____________________

Life Insurance Qualification Test: (check one) if none checked, Cash Value Accumulation Test will apply.

☐ Cash Value Accumulation Test ☐ Guideline Premium Test

Death Benefit Option (check one) if none checked, Option A will apply:

☐ Option A - Level ☐ Option B - Increasing ☐ Option C - Specified Face + Accumulated Premiums Net of Distributions

First Year Anticipated **Billed** Premium (Excluding 1035 Exchange, Lump Sum Funds, etc.)	Subsequent Planned Annual Premium

Section IV - Coverage Applied For *(continued)*

Suitability

This section applies ONLY to variable life insurance products:

Do you understand that the Death Benefit may be variable or fixed under certain conditions and the Death Benefit and Cash Values under any Variable Policy may increase or decrease in amount or duration or even be exhausted to zero based on the investment experience of the underlying investment options? ☐ Yes ☐ No

Do you believe that the variable life policy you are purchasing is suitable to meet your financial objectives? ☐ Yes ☐ No

My signature in the Signature section of this application acknowledges that (a) I understand that a variable life insurance policy is not an appropriate investment vehicle for a short term trading strategy or short term savings and (b) I confirm that I have received the prospectus for the variable life policy I am purchasing.

Illustrations of benefits including death benefits, policy values and cash surrender values are available on request.

Temporary Money Market Allocation

For Variable Life Policies Only

In the state of New York, if you are replacing your policy and prefer to temporarily allocate your premiums to the Money Market investment options until the end of the Right to Return This Policy period, as stated in the policy, please check this box. ☐

Mode of Premium Payment

☐ Annual ☐ Quarterly ☐ Semi-Annual ☐ Monthly

Section V - Medical History of Proposed Insured - (does not need to be completed if exam has been ordered)

Height	Weight	Has your weight decreased by 10 or more pounds in the past 2 years? If "yes," how much?
		____________ lbs. ☐ Yes ☐ No

Name(s) and Address(es) of Personal Physician(s) or Health Care Facility(s). ☐ None

Date and Reason for Last Consultation:

To the best of your knowledge have you:

Yes	No		
☐	☐	1.	Ever had or been treated for high blood pressure, chest pain, heart disease, stroke, lung disorder, cancer, diabetes, kidney disease, liver disease, or mental or nervous disorder?
☐	☐	2.	In the last 5 years received counseling or treatment for alcohol or other drug use?
☐	☐	3.	Ever been diagnosed or treated by a medical professional for Acquired Immune Deficiency Syndrome (AIDS) or AIDS Related Complex (ARC)?
☐	☐	4.	Smoked any cigarettes in the last 12 months?

Section VI – Medical Transfer Statement *(Complete when submitting medical examinations of another insurance company.)*

I request that Phoenix review and consider the exam conducted by the Life Insurance Company listed below in evaluating my application. I authorize Phoenix to receive and review such application(s), and authorize my producer, broker or other life insurance company to provide such application to Phoenix.

1. Name of the insurance company for which examination(s) was made
2. Date of examination (mm/dd/yyyy)
3. To the best of your knowledge and belief, are the statements in the examination true, accurate and complete as of today? ☐ Yes ☐ No
   If "No", please explain.
4. Have you consulted a licensed physician or other healthcare provider since the above examination?
   (If "Yes", complete Application Part II) ☐ Yes ☐ No

Section VII - Additional Information

Yes	No		
☐	☐	1.	Have you used tobacco or nicotine products in any form in the last 10 years? If "Yes", **please circle** the products(s) used: cigarettes, cigars, pipes, snuff, smokeless or chewing tobacco, nicotine patch or gum. Check one: ☐ Use currently ☐ Date quit ____________
☐	☐	2.	Have you ever applied for life, accident, or health insurance and been postponed, or been offered a policy differing in plan, amount or premium rate from that applied for? (If "Yes", give date, company and reason).
☐	☐	3.	Are you negotiating for other insurance? (If "Yes," name companies and total amount to be placed in force).
☐	☐	4.	Do you intend to live or travel outside the United States or Canada? (If "Yes," state where and for how long).
☐	☐	5.	Have you flown during the past three years as a pilot, student pilot or crew member? (If "Yes", complete Aviation Questionnaire, form FN7).
☐	☐	6.	Have you participated in the past 3 years or plan to engage in any hazardous activity such as motor vehicle, motorcycle or motorboat racing, parachute jumping, skin or scuba diving or other underwater activity, hang gliding or other hazardous avocation? (If "Yes", complete Avocation Questionnaire, form OL1064).
☐	☐	7.	Have you in the past three years been the driver of a motor vehicle involved in an accident, or charged with a moving violation of any motor vehicle law, or had your driver's license suspended or revoked?
☐	☐	8.	Have you ever been convicted of felony?

Give full details for all "Yes" answers above.

Question Number	Details

Section VIII - Existing Life Insurance

☐ Yes ☐ No 1. Are there any life insurance policies or annuity contracts, owned by, or on the life of, the applicant, or the insured or the owner(s) or the annuitant?

☐ Yes ☐ No 2. With this policy, do you plan to replace (in whole or in part, now or in the future) any existing life insurance or annuity contract in force?

☐ Yes ☐ No 3. Do you plan to utilize values from any existing life insurance policy or annuity contract (through loans, surrenders or otherwise) to pay any initial or subsequent premium(s) for this policy?

For all "Yes" answers above, please provide the following information. **If no coverage in force, check here** ☐

Company	Issue Date (mm/yyyy)	Plan	Amount	Pers/Bus	Replacing
					Y N
			$	☐ ☐	☐ ☐
			$	☐ ☐	☐ ☐
			$	☐ ☐	☐ ☐
	Total Life Insurance in force		$		

Income

Earned Income	Independent Income	Net Worth

Additional Comments

Section IX - Authorization To Obtain Information

I authorize any licensed physician, health care practitioner, hospital, medical laboratory, clinic or other medically-related facility, insurance company or the Medical Information Bureau (MIB), having any records or knowledge of me or my health, to provide any such information to Phoenix Life Insurance Company (Phoenix), or its reinsurers. The information requested may include information regarding diagnosis and treatment of physical or mental condition, including consultations occurring after the date this authorization is signed. I authorize any of the above sources to release to Phoenix or its reinsurers any of my information relating to mental health care.

Medical information will be used only for the purpose of risk evaluation and determining eligibility for benefits under any policies issued. Phoenix may disclose information it has obtained to others as permitted or required by law, including the MIB, our reinsurers and other persons or entities performing business or legal services in connection with this application, any contract issued pursuant to it or in connection with the determination of eligibility for benefits under an existing policy. Information that is not personally identifiable may be used for insurance statistical studies.

To facilitate rapid submission of information, I authorize all of the above sources, except MIB, to give such records or knowledge to any agency employed by Phoenix to collect and transmit such information.

I authorize consumer reporting agencies, insurance companies, motor vehicle departments, my attorneys, accountants and business associates and the MIB to provide any information to Phoenix or its reinsurers that may affect my insurability. This may include information about my occupation, participation in hazardous activities, motor vehicle record, foreign travel, finances, and other insurance coverage in place.

I acknowledge that I have received a copy of the Notice of Information Practices, including information about Investigative Consumer Reports and the Medical Information Bureau. I authorize the preparation of an investigative consumer report. I understand that upon written request, I am entitled to receive a copy of the investigative consumer report.

This authorization shall continue to be valid for 24 months from the date it is signed unless otherwise required by law. A photocopy of this signed authorization shall be as valid as the original. This authorization may be revoked by writing to Phoenix prior to the time the insurance coverage has been placed in force. I understand my authorized representative or I may receive a copy of this authorization on request.

☐ **I do** ☐ **I do not** (check one) require that I be interviewed in connection with any investigative consumer report that may be prepared.

Section X - Signature

I have reviewed this application, and I hereby verify that all information given here and in Part II of this application is true and complete and has been correctly recorded to the best of my knowledge and belief.

I agree that this Life Insurance Application and the Master Application shall form a part of any policy issued, and further agree that no insurance shall take effect unless and until each of the following has occurred: 1) the policy has been issued by Phoenix; 2) the premium required for issuance of the policy has been paid in full during the lifetime of the insured; 3) all the representations made in the Master Application and the Insured's Life Insurance Application remain true, complete and accurate as of the date the policy is delivered; 4) the Insured is alive when the policy is delivered; and 5) as of the date of delivery of the policy, there has been no change in the health of the proposed insured that would change the answers to any of the questions in the Insured's Life Insurance Application.

Employer-Owned Life Insurance Notice and Consent (Complete only if "A" selected in Section II; i.e., Business Entity or Trust is Owner)

I understand that, with respect to this application for life insurance:

(a) My employer intends to purchase a life insurance contract insuring my life;

(b) The maximum face amount at issue for which my life could be insured is $ ________________;

(c) The insurance coverage may continue to remain in force in the event of termination of my employment with this employer; and

(d) Unless indicated to the contrary on this application, the named beneficiary of the life insurance policy proceeds on death will be my employer.

Under penalties of perjury, I certify that: a) the number shown on this form is my correct taxpayer identification number; and b) I am not subject to backup withholding because: 1) I am exempt from backup withholding; or 2) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding; or 3) the IRS has notified me that I am no longer subject to backup withholding.

I understand that 1) no statement made to, or information acquired by any Licensed Producer who takes this application, shall bind the Company unless stated in any parts to this application including Part II and 2) the Licensed Producer has no authority to make, modify, alter or discharge any contract thereby applied for.

In case of discrepancy between the Master Application and the insured's application, (a) the insured's application shall be controlling if the owner is other than the Business Entity or a Trust named in the Master Application, or (b) the Master Application shall be controlling if the owner is the Business Entity or Trust named in the Master Application.

Proposed Insured's Signature X	State Signed In	Witness (Must be signed in presence of Insured)	Date (mm/dd/yyyy)
Owner (if other than Proposed Insured or Business Entity stated on Master Application) X	State Signed In	Witness (Must be signed in presence of Owner)	Date (mm/dd/yyyy)

The Producer hereby confirms he/she has truly and accurately recorded on the application the information supplied by the Proposed Insured, and that he/she is qualified and authorized to discuss the contract herein applied for.

Lic. Agt./Reg. Rep.'s Signature X	Date	Lic. Agt./Reg. Rep.'s I.D. No.
Broker/Dealer Name and Address	Broker/Dealer No.	